RYDER SCOTT COMPANY LOGO                                     FAX (713) 651-0849
1100 LOUISIANA   SUITE 3800  HOUSTON, TEXAS 77002-5218 TELEPHONE (713) 651-9191


                                March 4, 1998

Dominion Black Warrior Basin, Inc.
Riverfront Plaza - West Tower
901 E. Byrd Street
Richmond, Virginia 23219-4072

Gentlemen:

     At your request, we have prepared an estimate of the reserves,future production, and income attributable to certain royalty interests of Dominion Resources Royalty Trust 1994-1 (Dominion) as of January 1, 1998. The subject properties are located in the Black Warrior Basin, Tuscaloosa County, Alabama. Two cases of reserve estimates based on different pricing parameters provided by Dominion are presented herein. The income data for Case 1 were estimated using escalated cost and price parameters. The income data for Case 2 were estimated using unescalated cost and price parameters.

     It should be noted that due to a combination of economic and political forces, there is significant uncertainty regarding the forecasting of future hydrocarbon prices. The recoverable reserves and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. A summary of the results of this study is shown below.

                                     CASE 1
                    ESCALATED PARAMETERS - YEAR END PRICING
                     Estimated Net Reserve and Income Data
                          Certain Royalty Interests of
                    DOMINION RESOURCES ROYALTY TRUST 1994-1
                        65% OVERRIDING ROYALTY INTEREST
                             As of January 1, 1998

                _______________________________________________

                                                      Total
                                                      Proved
                                                   ------------
                NET REMAINING RESERVES
                 Gas - MMCF . . . . . . . . . . .        94,466

                INCOME DATA
                 Future Gross Revenue . . . . . .  $289,488,904
                                                   ------------
                 Tax Credits  . . . . . . . . . .    48,421,978
                 Future Net Income (FNI). . . . .  $337,910,882

                Discounted FNI @ 5% . . . . . . .  $240,517,451

DOMINION BLACK WARRIOR BASIN, INC.
March 4, 1998
Page 2


                                     CASE 2
                   UNESCALATED PARAMETERS - YEAR END PRICING
                     Estimated Net Reserve and Income Data
                          Certain Royalty Interests of
                    Dominion Resources Royalty Trust 1994-1
                         65% Overriding Royalty Interest
                             As of January 1, 1998

                _______________________________________________

                                                      Total
                                                     Proved
                                                  ------------
                NET REMAINING RESERVES
                 Gas - MMCF . . . . . . . . . . .       94,466

                INCOME DATA
                 Future Gross Revenue  . . . . .   $226,865,481

                 Tax Credits . . . . . .. . . . .    46,871,921
                                                   ------------
                 Future Net Income (FNI). . . . .  $273,737,402

                Discounted FNI @ 5% . . . . . . .  $207,130,059

     All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

     All of the reserves included herein are comprised of the proved producing category. The various producing status categories are defined under the tab "Reserve Definitions and Pricing Assumptions" in this report.

     A Staff Accounting Bulletin (S.A.B.) issued September 18, 1989 allows for oil and gas producing companies to include coalbed methane gas in their estimate of proved reserves under SEC guidelines. In accordance with the S.A.B. dated November 30, 1989 these reserves should be included provided they comply in all other respects with the definition of proved oil and gas reserves. Included is the requirement that methane production be economical at current prices, costs (net of the tax credit) and existing operating conditions. At your request, the coalbed methane gas reserves presented herein are based on economic parameters which include your estimates of the future Section 29 Tax Credit. Your estimates of the future tax credits are presented in detail under the tab "Reserve Definitions and Pricing Assumptions" in this report.

     The future gross revenue is after the deduction of production taxes and before the addition of Dominion's estimate of the Section 29 Tax Credit (presented as "Other Income"). The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Gas reserves account for 100 percent of total future gross revenue from proved reserves.

     The discounted future net income shown was calculated using a discount rate of 5 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.

DOMINION BLACK WARRIOR BASIN, INC.
MARCH 4, 1998
PAGE 3


                             Year End Pricing
                   DOMINION RESOURCES ROYALTY TRUST 1994-1
                      65% OVERRIDING ROYALTY INTEREST
                       Discounted Future Net Income
                          As of January 1, 1998
                             Total Proved
                   ------------------------------------------
Discount Rate             Escalated           Unescalated
   Percent                   Case                Case
-------------            ----------           -----------

    10                   $186,294,886         $166,698,116
    15                   $152,240,898         $139,659,721
    20                   $128,906,681         $120,274,988
    25                   $111,881,285         $105,657,730


The results shown above are presented for your information and should not be construed as our estimate of fair market value.

RESERVES INCLUDED IN THIS REPORT

     Escalated Parameters

     The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins, except that they are based on cost and price parameters which allow for future changes in current economic conditions as discussed in other sections of this report; whereas, the definition approved by the Securities and Exchange Commission assumes no change in current economic conditions will occur in the future.

     It should be noted that the estimated quantities of reserves presented in this report, which were based on escalated cost and price parameters, differ from the quantities of reserves which were estimated using constant cost and price parameters.

     Unescalated Parameters

     The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting.

     Our definition of proved reserves is included under the tab "Reserve Definitions and Pricing Assumptions" in this report.

ESTIMATES OF RESERVES

     In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

DOMINION BLACK WARRIOR BASIN, INC.
March 4, 1998
Page 4

          The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

FUTURE PRODUCTION RATES

          Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated peak production rates for those wells which are not currently producing at peak rates. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of dewatering where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

          In general, we estimate that future gas production rates will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells were then projected to decline at their decreasing delivery capacity rate. Our general policy on estimates of future gas production rates is adjusted when necessary to reflect actual gas market conditions in specific cases.

          The future production rates from wells now on production may be more or less than estimated because of changes in marketing conditions or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

HYDROCARBON PRICES

     Escalated Parameters

          The future hydrocarbon price parameters used in the escalated pricing scenario reflect Dominion's current estimates. Estimates of future price parameters have been revised in the past because of changes in governmental policies, changes in hydrocarbon supply and demand, and variations in general economic conditions. There is a possibility that the price parameters used in this report may be revised in the future for similar reasons.

     Unescalated Parameters

          Dominion furnished us with gas prices in effect at January 1, 1998 and these prices were held constant to depletion of the reserves in the unescalated pricing scenario.

          Dominion's estimates of future price parameters for gas are presented in detail under the tab "Reserve Definitions and Pricing Assumptions" in this report.

COSTS

          The income attributable to Dominion Resources Royalty Trust 1994-1 is based on a 65 percent overriding royalty interest, and has no associated deductions or costs. The costs utilized in the evaluation of the leasehold interest are presented below.

DOMINION BLACK WARRIOR BASIN, INC.
March 4, 1998
Page 5


         Escalated Parameters

                 The escalated case utilized the same operating and cost parameters as the unescalated except they are escalated according to a scenario provided by Dominion. Future cost parameters are presented in detail under the tab "Reserve Definitions and Pricing Assumptions" in this report.

         Unescalated Parameters

                 Operating costs for the leases and wells in the unescalated case are based on the operating expense reports of Dominion and include only those costs directly applicable to the leases or wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. The current operating costs were held constant throughout the life of the properties.

                 At the request of Dominion, their estimate of zero net abandonment costs after salvage value for the properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs nor the salvage value and makes no warranty for Dominion's estimate. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

GENERAL

                 Table A presents a one line summary of gross and net reserves and income data for each of the subject properties. The grand summaries of our estimated projection of production and income by years beginning January 1, 1998 are presented under the tab "Grant Summary Projections".

                 The estimates of reserves presented herein are based upon a detailed study of the properties in which Dominion owns an interest, however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Dominion has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Dominion were accepted without independent verification. The estimates presented in this report are based on data available through November 1997.

                 Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

DOMINION BLACK WARRIOR BASIN, INC.
March 4, 1998
Page 6


     This report was prepared for the exclusive use of Dominion Black Warrior Basin, Inc. The data, work papers, and maps used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                                  Very truly yours,

                                                  RYDER SCOTT COMPANY
                                                  PETROLEUM ENGINEERS


                                                  /s/ C. PATRICK McINTURFF, P.E.
                                                  ------------------------------
                                                      C. Patrick McInturff, P.E.
                                                      Petroleum Engineer
CPM/sw



Approved:

/s/ JOHN R. WARNER
-------------------------
    John R. Warner
    Senior Vice President